Exhibit 99.1

BRINKER INTERNATIONAL REPORTS YEAR-OVER-YEAR INCREASE IN FIRST QUARTER EPS
DALLAS (Oct. 20, 2015) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal first quarter ended Sept. 23, 2015.
Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 12.0 percent to $0.56 compared to $0.50 for the first quarter of fiscal 2015

•	On a GAAP basis, earnings per diluted share increased 10.2 percent to $0.54 compared to $0.49 for the first quarter of fiscal 2015

•	Brinker International company sales increased 7.8 percent to $740.5 million

•	Chili’s company-owned comparable restaurant sales decreased 1.6 percent

•	Maggiano’s comparable restaurant sales decreased 1.7 percent

•
Chili's franchise comparable restaurant sales increased 2.2 percent which includes an 0.8 percent increase for U.S. franchise restaurants and a 4.8 percent increase for international franchise restaurants

•	Restaurant operating margin,[1] as a percent of company sales, improved approximately 10 basis points to 14.6 percent compared to 14.5 percent for the first quarter of fiscal 2015

•
For the first three months of fiscal 2016, cash flows provided by operating activities were $45.5 million and capital expenditures totaled $23.7 million. Free cash flow[2] was approximately $21.8 million

•	The company repurchased approximately 0.9 million shares of its common stock for $51.1 million in the first quarter

•	The company declared a dividend of 32 cents per share to be paid in the second quarter, representing a 14.3% increase over the prior year

•	The company acquired 103 Chili's restaurants from a franchisee in the first quarter of fiscal 2016

•	The company reaffirms earnings per diluted share, excluding special items, to be in the range of $3.55 to $3.65 for fiscal 2016

“Brinker again delivered solid earnings growth for the quarter, demonstrating the strength of our business model and our ability to deliver bottom line results in a highly competitive market,” said Wyman Roberts, Chief Executive Officer and President. “But our top line performance fell short of our expectations, and we are moving aggressively to respond to competitive activity and return to positive sales and traffic.”

1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant Labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

2 Free cash flow is defined as cash flows provided by operating activities less capital expenditures.

Table 1: Q1 comparable restaurant sales
Company-owned, reported brands and franchise; percentage

	FY 16	FY 15
Brinker International	(1.6)	2.4
Chili’s Company-Owned[1]
Comparable Restaurant Sales	(1.6)	2.6
Pricing Impact	1.7	1.8
Mix-Shift	(1.4)	0.7
Traffic	(1.9)	0.1
Maggiano’s
Comparable Restaurant Sales	(1.7)	0.6
Pricing Impact	3.0	1.5
Mix-Shift	(0.6)	(1.8)
Traffic	(4.1)	0.9

Chili's Franchise[2]	2.2	1.0
U.S. Comparable Restaurant Sales	0.8	1.7
International Comparable Restaurant Sales	4.8	(0.5)

Chili's Domestic[3]	(1.1)	2.3
System-wide[4]	(0.5)	1.9

1	Chili's company-owned comparable restaurant sales includes 103 Chili's restaurants acquired from a franchisee in the first quarter of fiscal 2016.
2
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

3	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
4	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.

Quarterly Operating Performance

CHILI’S first quarter company sales increased 8.8 percent to $653.1 million from $600.1 million in the prior year primarily due to an increase in restaurant capacity resulting from the acquisition of 103 Chili's restaurants on June 25, 2015. As compared to the prior year, Chili's restaurant operating margin1 declined slightly primarily due to the impact of the recently acquired restaurants. Cost of sales, as a percent of company sales, was positively impacted by favorable menu pricing and commodity pricing related to avocados, cheese and seafood, partially offset by unfavorable menu item mix and commodity pricing primarily related to chicken and beef. Restaurant expenses, as a percent of company sales, increased slightly due to higher repairs and maintenance and rent expenses, partially offset by decreased advertising. Restaurant labor, as a percent of company sales, increased slightly compared to the prior year due to higher wage rates.
MAGGIANO’S first quarter company sales increased 0.7 percent to $87.4 million from $86.8 million in the prior year primarily due to increases in restaurant capacity. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Cost of sales, as a percent of company sales, was positively impacted by menu item changes, increased menu pricing and favorable commodity pricing. Restaurant expenses, as a percent of company sales, were positively impacted by lower preopening and advertising expenses, partially offset by increased repair and maintenance expenses. Restaurant labor, as a percent of company sales, increased compared to prior year due to higher wage rates.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

FRANCHISE AND OTHER revenues decreased 8.6 percent to $22.1 million for the first quarter compared to $24.2 million in the prior year driven primarily by a decrease in royalty revenues resulting from the acquisition of 103 Chili's restaurants. Brinker franchisees generated approximately $331 million in sales2 for the first quarter of fiscal 2016.

2Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $3.6 million for the quarter primarily due to investments in the Chili's reimage program, depreciation on acquired restaurants and new restaurant openings, partially offset by an increase in fully depreciated assets.
General and administrative expense increased approximately $0.5 million primarily due to the acquisition of 103 Chili's restaurants resulting in the termination of accounting and information technology support fees paid by the franchisee to Brinker.
On a GAAP basis, the effective income tax rate increased to 31.9 percent in the current quarter from 31.5 percent in the prior year quarter. Excluding the impact of special items, the effective income tax rate increased to 32.1 percent in the current quarter compared to 31.7 percent in the prior year. The effective income tax rate increased due to higher profits and lower tax credits.

Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the first quarter of fiscal 2016 consist primarily of severance and transaction costs, partially offset by a gain on the sale of property.

Table 2: Reconciliation of net income excluding special items
Q1 16 and Q1 15; $ millions and $ per diluted share after-tax

	Q1 16	EPS Q1 16	Q1 15	EPS Q1 15
Net Income	33.2	0.54	32.7	0.49
Other (Gains) and Charges, net of taxes[1]	1.0	0.02	0.6	0.01
Net Income excluding Special Items	34.2	0.56	33.3	0.50

1	Pre-tax Other gains and charges were $1.7 million and $0.9 million in the first quarter of fiscal 2016 and 2015, respectively.

Fiscal 2016 Outlook

“We are reaffirming our fiscal year 2016 earnings per diluted share guidance of $3.55 to $3.65, with lower sales offset by commodity and other cost management actions,” said Tom Edwards, Executive Vice President and Chief Financial Officer. “We are confident in our ability to drive long term earnings growth due to our continued focus on revenue-driving initiatives, effective cost and margin management and utilization of our substantial free cash flow.”

The company reaffirms earnings per diluted share, excluding special items, to increase 15 to 18 percent in the range of $3.55 to $3.65. Fiscal 2016 includes a 53rd week versus 52 weeks in fiscal 2015. Earnings are based on the following expectations, including the impact of the 103 Chili's restaurants acquired in the first quarter of fiscal 2016:

•	Total revenues are now expected to increase approximately 10 to 12 percent including the 53rd week

•	Comparable restaurant sales are now expected to be down 0.5 to down 1.5 percent

•	Company-owned new restaurant development is unchanged and is expected to add year-over-year capacity growth of about one percent excluding the addition of the recently acquired Chili's restaurants

•
Restaurant operating margin is unchanged and is expected to be flat to down 25 basis points. Excluding the impact of the recently acquired Chili's restaurants, restaurant operating margin is unchanged and is expected to be up 25 to 50 basis points year-over-year

•	Capital expenditures are unchanged and are expected to be $110 to $120 million

•	Depreciation expense is now expected to increase $10 to $12 million

•	General and administrative expense is now expected to be $3 to $6 million higher

•	Interest expense is unchanged and is expected to increase $4 to $6 million

•	Excluding the impact of special items, the effective income tax rate is unchanged and is projected to be approximately 31 to 32 percent

•	Free cash flow is unchanged and is expected to be $250 to $260 million

•	Diluted weighted average shares outstanding is now expected to be 59 to 61 million

The company believes providing fiscal 2016 earnings per diluted share guidance provides investors the appropriate insight into the company's ongoing operating performance.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the comprehensive income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Oct. 20). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Nov. 17, 2015.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for the first quarter of fiscal 2016 filing on or before Nov. 2, 2015; and
- Second quarter earnings release, before market opens, Jan. 20, 2016.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 24, 2015, Brinker owned, operated, or franchised 1,632 restaurants under the names Chili’s® Grill & Bar (1,583 restaurants) and Maggiano’s Little Italy® (49 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended
	Sept. 23, 2015	Sept. 24, 2014
Revenues:
Company sales	$740,481	$686,864
Franchise and other revenues (a)	22,078	24,154
Total revenues	762,559	711,018
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	196,603	184,785
Restaurant labor	246,577	227,276
Restaurant expenses	189,173	175,538
Company restaurant expenses	632,353	587,599
Depreciation and amortization	39,171	35,542
General and administrative	33,111	32,634
Other gains and charges	1,677	933
Total operating costs and expenses	706,312	656,708
Operating income	56,247	54,310
Interest expense	7,767	6,999
Other, net	(273)	(503)
Income before provision for income taxes	48,753	47,814
Provision for income taxes	15,546	15,076
Net income	$33,207	$32,738

Basic net income per share	$0.55	$0.51

Diluted net income per share	$0.54	$0.49

Basic weighted average shares outstanding	60,225	64,668

Diluted weighted average shares outstanding	61,208	66,263

Other comprehensive loss:
Foreign currency translation adjustment (b)	$(2,805)	$(807)
Other comprehensive loss	(2,805)	(807)
Comprehensive income	$30,402	$31,931

(a)
Franchise and other revenues primarily includes royalties, development fees and franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income.

(b)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Sept. 23, 2015	June 24, 2015

ASSETS
Current assets	$192,197	$189,717
Net property and equipment (a)	1,085,041	1,032,044
Total other assets	272,093	214,112
Total assets	$1,549,331	$1,435,873
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$3,521	$3,439
Other current liabilities	389,632	415,036
Long-term debt, less current installments	1,125,410	970,825
Other liabilities	138,908	125,033
Total shareholders’ deficit	(108,140)	(78,460)
Total liabilities and shareholders’ deficit	$1,549,331	$1,435,873

(a)
At Sept. 23, 2015, the company owned the land and buildings for 191 of the 995 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.9 million and $114.9 million, respectively.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Week Periods Ended
	Sept. 23, 2015	Sept. 24, 2014
Cash Flows From Operating Activities:
Net income	$33,207	$32,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,171	35,542
Stock-based compensation	4,189	3,788
Restructure charges and other impairments	574	933
Net (gain) loss on disposal of assets	(1,233)	714
Changes in assets and liabilities	(30,359)	(2,817)
Net cash provided by operating activities	45,549	70,898
Cash Flows from Investing Activities:
Payments for property and equipment	(23,731)	(40,183)
Payment for purchase of restaurants	(105,577)	—
Proceeds from sale of assets	2,756	1,216
Net cash used in investing activities	(126,552)	(38,967)
Cash Flows from Financing Activities:
Borrowings on revolving credit facility	155,500	40,000
Purchases of treasury stock	(51,061)	(53,316)
Payments of dividends	(18,076)	(17,198)
Excess tax benefits from stock-based compensation	4,752	9,376
Payments on long-term debt	(512)	(6,669)
Proceeds from issuances of treasury stock	1,306	1,882
Net cash provided by (used in) financing activities	91,909	(25,925)
Net change in cash and cash equivalents	10,906	6,006
Cash and cash equivalents at beginning of period	55,121	57,685
Cash and cash equivalents at end of period	$66,027	$63,691

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	First Quarter Openings Fiscal 2016	Total Restaurants Sept. 23, 2015	Projected Openings Fiscal 2016
Company-Owned Restaurants:
Chili’s Domestic	4	933	11-13
Chili’s International	—	13	—
Maggiano’s	—	49	3
	4	995	14-16
Franchise Restaurants:
Chili’s Domestic	1	327	8-10
Chili's International	6	310	25-30
	7	637	33-40
Total Restaurants:
Chili’s Domestic	5	1,260	19-23
Chili's International	6	323	25-30
Maggiano’s	—	49	3
	11	1,632	47-56

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
(972) 770-9040

ASHLEY JOHNSON
MEDIA RELATIONS
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240